Exhibit 10.4

1ST CENTURY BANCSHARES, INC.
2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (“Agreement”) is dated as of __________, 20__ (the “Grant Date”), between 1st Century Bancshares, Inc., a Delaware corporation (the “Company”) and _____________ (“Participant”).

WITNESSETH:

WHEREAS, the Company has awarded Participant a right to receive shares of the Company’s common stock (“Common Stock”), subject to the requirements set forth in this Agreement pursuant to the terms and conditions of the 1st Century Bancshares, Inc. 2013 Equity Incentive Plan (the “Plan”).

NOW, THEREFORE, in consideration of the promises and as an inducement and incentive to Participant to perform his or her duties and fulfill his or her responsibilities on behalf of the Company and its Subsidiaries at the highest level of dedication and competence, and other good and valuable consideration, receipt of which is hereby acknowledged, the Company hereby awards to Participant a right to receive _____ shares of Common Stock  (the “RSUs”), pursuant to the terms and subject to the conditions and restrictions set forth in this Agreement and the Plan, and in connection with such award, the Company and Participant hereby agree as follows:

AGREEMENT:

1.           Vesting Requirements.  The RSUs shall become vested in accordance with  the vesting requirements set forth Exhibit A (the “Vesting Requirements”).  Immediately upon vesting, the commensurate number of of RSUs shall be converted to Common Stock on a one-unit for one-share basis and such Common Stock shall be delivered to Participant as soon as reasonably practicable, subject to the applicable tax withholding.

2.           Termination of Employment.  If Participant ceases to be employed by the Company and/or a Subsidiary prior to completion of the Vesting Requirements, Participant agrees that the RSUs awarded will be immediately and unconditionally forfeited without any action required by Participant or the Company, to the extent that the Vesting Requirements have  not been met as of such cessation of employment.

3.           No Ownership Rights Prior to Issuance of Common Stock.  Participant shall not have any rights as a stockholder of the Company with respect to the shares of Common Stock underlying the RSUs, including but not limited to the right to vote or receive dividends with respect to such shares of Common Stock, until and after the shares of Common Stock have been actually issued to Participant and transferred on the books and records of the Company.

4.           Withholding Taxes.  Upon vesting pursuant to the Vesting Requirements, Participant shall be entitled to receive the shares of Common Stock, less an amount of shares of Common Stock with a Fair Market Value on the date of vesting equal to the minimum required withholding obligation taking into account all applicable federal, state, and local taxes, and Participant shall be entitled to receive the net number of shares of Common Stock after withholding of shares for taxes.  Notwithstanding the foregoing, prior to the delivery of any shares of Common Stock, Participant may make adequate arrangements with the Company to pay the applicable withholding taxes with cash or other payroll withholding.

5.           Delivery of Shares of Common Stock.  As soon as reasonably practicable following the date of vesting pursuant to the Vesting Requirements, the Company shall cause to be delivered to Participant a stock certificate representing the number of shares of Common Stock (net of tax withholding as provided in Section 4) deliverable to Participant in accordance with the provisions of this Agreement.

6.           Nontransferability.  Prior to their conversion into Common Stock, the RSUs may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated otherwise than by will or by the laws of descent and distribution, prior to such time as the shares of Common Stock have actually been issued and delivered to Participant.

7.           Acknowledgements.  Participant acknowledges receipt of and understands and agrees to the terms of the RSUs and the Plan.  In addition to the above terms, Participant understands and agrees to the following:

(a)           Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof, including the terms and provisions adopted after the date of this Agreement but prior to the completion of the Vesting Requirements.  If and to the extent that any provision contained in this Agreement is inconsistent with the Plan, the Plan shall govern.

(b)           Participant acknowledges that as of the date of this Agreement, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of shares of Common Stock underlying the RSUs in the Company and supersedes all prior oral and written agreements pertaining to the RSUs.

(c)           Participant understands that the Company has reserved the right to amend or terminate the Plan at any time, and that the award of RSUs under the Plan at one time does not in any way obligate the Company or its Subsidiaries to grant additional RSUs in any future year or in any given amount.  Participant acknowledges and understands that the RSUs are awarded in connection with Participant’s status as an employee of his or her employer and, if Participant’s employer is not the Company, can in no event be interpreted or understood to mean that the Company is Participant’s employer or that there is an employment relationship between Participant and the Company.  Participant further acknowledges and understands that Participant’s participation in the Plan is voluntary and that the RSUs and any future RSUs under the Plan are wholly discretionary in nature, the value of which do not form part of any normal or expected compensation for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, other than to the extent required by local law.

(d)           Participant acknowledges and understands that the future value of the shares of Common Stock acquired by Participant under the Plan is unknown and cannot be predicted with certainty and that no claim or entitlement to compensation or damages arises from the forfeiture of the RSUs or termination of the Plan or the diminution in value of any shares of Common Stock acquired under the Plan and Participant irrevocably releases the Company and its Subsidiaries from any such claim that may arise.

8.           No Right to Continued Employment.  Neither the RSUs nor any terms contained in this Agreement shall confer upon Participant any expressed or implied right to be retained in the service of Company or any Subsidiary for any period at all, nor restrict in any way the right of Company or any such Subsidiary, which right is hereby expressly reserved, to terminate his or her employment at any time with or without cause.  Participant acknowledges and agrees that any right to receive delivery of shares of Common Stock is earned only by continuing as an employee of Company or a Subsidiary at the will of Company or such Subsidiary, or satisfaction of any other applicable terms and conditions contained in this Agreement and the Plan, and not through the act of being hired, being granted the RSUs or acquiring shares of Common Stock hereunder.

9.           Compliance with Laws and Regulations.  The award of the RSUs to Participant and the obligation of the Company to deliver shares of Common Stock hereunder shall be subject to (a) all applicable federal, state, and local and laws, rules and regulations, and (b) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Company shall, in its sole discretion, determine to be necessary or applicable.  Moreover, shares of Common Stock shall not be delivered hereunder if such delivery would be contrary to applicable law or the rules of any stock exchange.

10.           Definitions.  All capitalized terms that are used in this Agreement that are not defined herein have the meanings defined in the Plan. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall prevail.

11.           Notices. Any notice or other communication required or permitted hereunder shall, if to the Company, be in accordance with the Plan, and, if to Participant, be in writing and delivered in person or by registered or certified mail or overnight courier, postage prepaid, addressed to Participant at his or her last known address as set forth in the Company’s records.

12.           Severability.  If any of the provisions of this Agreement should be deemed unenforceable, the remaining provisions shall remain in full force and effect.

13.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and any dispute arising out of or in connection with the same shall be submitted to binding arbitration in Los Angeles, California before a single arbitrator in accordance with the rules of arbitration of the American Arbitration Association.

14.           Transferability of Agreement.  This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, in the case of Participant, his or her estate, heirs, executors, legatees, administrators, designated beneficiary and personal representatives.

15.           Counterparts.  This Agreement has been executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, 1st Century Bancshares, Inc. has caused this Agreement to be executed and Participant has executed this Agreement, both as of the day and year first written above.

1ST CENTURY BANCSHARES, INC.

Date	By:
[Insert Title]

Agreed to this ____ day of _________, 20__.

____________________________________
Participant

4